Exhibit 21 - Subsidiaries of Affinity Technology Group, Inc.

         Name                               Jurisdiction of Incorporation       Percent Owned
         ----                               -----------------------------       -------------

Affinity Bank Technology Corporation                 Delaware, USA                    100%

Affinity Clearinghouse Corporation                   Delaware, USA                    100%

Affinity Credit Corporation                          Delaware, USA                    100%

Affinity Processing Corporation                      Delaware, USA                    100%

Affinity Mortgage Technology Corporation             Delaware, USA                    100%

decisioning.com, Inc.                                Delaware, USA                    100%

Multi Financial Services, Inc.                       Delaware, USA                    100%

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